                                                                    EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

(Dollars in millions, except per share amounts)

FORWARD-LOOKING STATEMENTS

     Management's Discussion and Analysis of the Results of Operations and Financial Condition contains forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "estimates," variations of these words and similar expressions are intended to identify forward-looking statements which include but are not limited to projections of revenues, earnings, segment performance, aircraft production and deliveries, cash flows, contract awards, aircraft backlog stability and the company's expectations regarding the upcoming year 2000. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation: the company's successful execution of internal performance plans; performance issues with key suppliers and subcontractors; the status or outcome of legal and/or regulatory proceedings; the status or outcome of labor negotiations; changing priorities or reductions in the U.S. government defense budget; termination of government contracts due to unilateral government action; and the timing and occurrence (or non-occurrence) of circumstances beyond the company's control.

BUSINESS OVERVIEW

     The company's primary business is supplying sophisticated defense systems to the United States and its allies. Over the last decade, due to a decline in the U.S. defense budgets, participants in the defense industry began a process of contraction and consolidation. The company participated in this shift by changing its focus to strengthen certain core businesses through both internal and external means. Management continues to focus on developing advanced technological solutions to meet its customers' evolving operational requirements and improving its cost structure. Management believes these initiatives have created efficient businesses that are positioned to capture new programs and contracts. The company's businesses have been awarded new programs with the potential for significant production, as well as several important contracts on existing programs, that management believes will carry the programs well into the next century. The anticipated defense programs and plans of the company and of the U.S. armed forces are subject to, among other events, changing priorities or reductions in the U.S. government defense budget. However, the company's programs continue to receive bipartisan support in the defense budget. The Department of Defense's fiscal year 2000 budget request submitted to Congress in February 1999 included substantially all of the company's major programs.



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     Since September 1995, the company has invested approximately $2 billion in cash for the acquisition of 11 defense industry businesses, which have been accretive to earnings. Management believes these acquisitions have strengthened the company's core operations, further improved its capabilities regarding full systems integration and data management for its defense products, and extended its reach both geographically and in product mix.

     In identifying potential acquisitions, management seeks operations closely related to its current businesses, which generate attractive financial results and address all or some of the following criteria:

     -         focus on defense;
     -         directly relate to the company's core business;
     -         provide opportunities within its core competencies.

     The company's core competencies include the computerized design and production of complex products involving advanced electro-mechanical and electronics systems; the marketing of advanced products and systems to domestic and foreign government agencies; and the production and assembly of high precision products involving special materials. In this regard, on July 30, 1999, the company completed the acquisition of Gulfstream Aerospace Corporation (Gulfstream) in a stock-for-stock exchange. The acquisition of this leading supplier of commercial advanced long and ultra-long range business aircraft is expected to be immediately accretive to earnings and cash flow.

     In all of its acquisitions, both defense and commercial, the company seeks to apply its broad expertise in creating efficient manufacturing environments to further enhance their financial performance and competitive market positions.

     Management intends to continue to implement its strategy to strengthen the company through core business revenue growth by positioning it to capture new programs and contracts; continued improvement in operations; and disciplined capital deployment, including internal investment and acquisitions.

     With adequate funds on hand and the capacity for additional long-term borrowing, management believes it has the financial capability to take advantage of potential opportunities.

BUSINESS SEGMENTS

     The company operates in four primary business segments: Marine Systems, Combat Systems, Information Systems and Technology and Aerospace. Marine Systems designs, builds and supports nuclear submarines, surface combatants and auxiliary ships for the U.S. Navy. Marine Systems also provides ship management services for the U.S. government on prepositioning and ready reserve ships and builds commercial vessels. Net sales of nuclear submarines were $1,381, $1,321 and $1,443 in 1998, 1997 and 1996, respectively. Net sales of surface combatants were $936, $839 and $791 in 1998, 1997 and 1996, respectively.



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     Combat Systems develops, produces and supports land and amphibious combat systems, including the U.S. Army's main battle tank, other armored vehicles, wheeled reconnaissance vehicles, suspensions, engines, transmissions, guns and ammunition handling systems, turrets and turret drive systems, and ordnance for the U.S. armed forces and international customers. Net sales of armored vehicles were $915, $960 and $889 in 1998, 1997 and 1996, respectively.

     Information Systems and Technology provides expertise in signal and information processing, the use of commercial technologies for military applications, battlespace information management and intelligence data acquisition and processing within the defense and intelligence branches of the U.S. government and its allies. It is also an integrator of marine and ground combat systems.

     Aerospace was formed as a result of the acquisition of Gulfstream on July 30, 1999. Aerospace designs, develops, manufactures and markets advanced long and ultra-long range business aircraft and offers aircraft completion and worldwide aircraft maintenance services and technical support for both Gulfstream and other business aircraft. For a discussion of the accounting for this transaction and related information, see Note C to the Supplemental Consolidated Financial Statements.

     The company also owns coal mining and aggregates operations in the Midwest, and a leasing operation for liquefied natural gas tankers, which are classified as "Other."

     A discussion of each business segment's backlog position (the estimated remaining sales value of work to be performed under firm contracts), anticipated programs, operating results and outlook follows. For a summary of business segment financial information, see Note T to the Supplemental Consolidated Financial Statements.

MARINE SYSTEMS

     In the first quarter of 1999, management realigned the company's information technology resource businesses, resulting in a different composition of reportable segments. Data for all prior periods presented has been restated to give recognition to the 1999 composition of reportable segments.



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Backlog


                                       Year Ended December 31,
                                 1998            1997              1996
Total Backlog                  $11,565          $5,864             $7,566

Funded Backlog                   5,071           4,172              4,403

     Year-end 1998 backlog includes contracts for the construction of the first four ships of the Virginia-class submarine, formerly known as the New Attack Submarine, 13 Arleigh Burke class destroyers (DDG 51), five strategic sealift ships, and the final Seawolf-class attack submarine. A modification to the final Seawolf is currently under way. The modification is expected to extend the company's delivery date of the final Seawolf to 2003.

     The company's Marine Systems backlog doubled during 1998 due to several major awards and the acquisition of NASSCO Holdings Incorporated (NASSCO), whose wholly owned subsidiaries include National Steel and Shipbuilding Company, in late 1998.

     In September 1998, the Navy awarded a $4.2 billion contract to the company for the first four ships of the Virginia-class submarine. The Department of Defense's fiscal year 2000 budget includes funding for a fifth Virginia-class submarine in fiscal year 2003. The company is scheduled to deliver the lead ship of the class in 2004. Construction work will be shared equally with the company as the prime contractor and Newport News Shipbuilding Inc. (Newport News) in the role of subcontractor, in accordance with the terms of the Team Agreement entered into in February 1997 between the company and Newport News. Current Department of Defense plans call for 30 ships in the Virginia-class submarine program.

     In August 1998, the Navy awarded a $68.5 contract to the DD 21
Shipbuilder Alliance, composed of the company and Ingalls Shipbuilding, a division of Litton Industries, Inc., for the first phase of system concept design work for the next generation surface combatant ships (DD 21). The company will serve as the Alliance prime contractor for the first phases of the DD 21 program and leads one of the Alliance's two competing design teams. Each team will share equally in the funding of the first phase award, and both shipbuilders are expected to share equally in the production of the DD 21 ships. Based on the Navy's plans, the development, design, construction and life-cycle support of the DD 21 ships is estimated at $25 billion and includes the construction of 32 ships over 25 years, beginning in 2004.

     In March 1998, the Navy awarded a multiyear contract to the company for the construction of six additional DDG 51s for $2.1 billion. This award extends the company's deliveries to 2006.

     With the acquisition of NASSCO, Marine Systems added approximately $1.2 billion to its backlog. Included in this backlog are contracts for the construction of five strategic sealift ships for the U.S. Navy. An initial contract for $1.3 billion for the construction of six ships was awarded to NASSCO in 1993, with a seventh ship added in 1997 for approximately $200. During 1998, the first two of these ships were delivered to


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the U.S. Navy. Delivery of the seventh ship is scheduled for 2001. Also included in this backlog is a seven-year contract with the U.S. Navy for the phased maintenance of six LHA- and LHD-class ships for approximately $500, awarded to NASSCO during 1997.

     The company is a member of a three-contractor team which in December 1996 was awarded a contract to design and build the Navy's new class of amphibious transport ships (LPD 17). Congressional funding was previously approved for the design and construction of the first two LPD 17 ships. The Navy anticipates this to be a 12-ship program. If the Navy receives Congressional funding for the remaining 10 ships, the company has agreed with its partners that it will construct four ships. Congressional funding for the next two ships, one to be constructed by the company, is contained in the Department of Defense fiscal year 2000 budget request.

Results of Operations and Outlook


                                      Three-Month Period Ended
                                       April 4,       March 29,
                                         1999            1998
Net Sales                              $  808          $  555

Operating Earnings                         88              64

Operating Margin                        10.9%           11.5%

     Net sales increased $253 during the three-month period due primarily to the acquisition of NASSCO in late 1998. Operating earnings increased $24 during the three-month period due primarily to the aforementioned acquisition and to an earnings rate increase on the DDG 51 program in the fourth quarter of 1998.


                                          Year Ended December 31,
                                  1998            1997              1996
Net Sales                       $2,529          $2,248           $  2,332

Operating Earnings                 276             227                216

Operating Margin                 10.9%           10.1%               9.3%

     Net sales increased $281 in 1998 due primarily to the acquisition of NASSCO and to earnings rate increases on the DDG 51 program in the fourth quarter and on the Seawolf program in the first quarter. The operating results of NASSCO have been included with those of the company from the acquisition closing date, November 10, 1998. Operating earnings increased $49 in 1998 due to the aforementioned earnings rate increases, partially offset by a decline in submarine construction activity due to the delivery of the final Trident during late 1997. The DDG 51 program continues to realize benefits from cost reduction efforts and diminishing operating risks as the business base


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stabilizes from the 1998 six-ship multiyear award. The Seawolf program continues to benefit from diminishing operating risks due to the maturity of the program and stabilization of the business base due to the four-ship Virginia-class award.

     Net sales decreased $84 in 1997 due to lower submarine construction activity as a result of the delivery of the final Trident and the first Seawolf submarines. This decrease was partially offset by increased engineering and design work on the Virginia-class submarine. Operating earnings increased $11 due to earnings rate increases on the DDG 51 program in the fourth quarter and on the Seawolf program in the third quarter.

     Looking forward, Marine Systems operating margins in 1999 are expected to approximate those reported in 1998. With the delivery of the second Seawolf submarine in late 1998 and the award of the first four ships of the Virginia-class submarine, operating risks on submarine programs are expected to continue to diminish. Additionally, the DDG 51 program is expected to continue to benefit from cost reduction efforts and stabilization of business base.

COMBAT SYSTEMS

     In the first quarter of 1999, management realigned the company's information technology resource businesses, resulting in a different composition of reportable segments. Data for all prior periods presented has been restated to give recognition to the 1999 composition of reportable segments.

Backlog


                                          Year Ended December 31,
                                  1998            1997              1996
Total Backlog                    $1,579          $2,190             $2,057

Funded Backlog                      843           1,186              1,031

     The company enters 1999 in its fourth production year of a $1.3 billion multiyear contract for the upgrade of approximately 600 M1 Abrams tanks to the M1A2 configuration. Further M1A2 improvements - the System Enhancement Package - will be incorporated in the last 240 tanks of this multiyear contract, with deliveries to begin in August 1999. This contract is part of a U.S. Army procurement program to upgrade approximately 1,150 of the M1 Abrams tanks, with production anticipated through 2005.

     The company is under contract for the development of several other major systems, including a three-year $300 contract for the design and development of the Advanced Amphibious Assault Vehicle (AAAV) and construction of at least three prototypes. Fabrication of the first prototype vehicle began in 1998. Full-scale production is expected to begin in 2005. The Marine Corps plans to procure more than 1,000 vehicles in the next decade, a production program worth as much as $4 billion.

     The Crusader Self-Propelled Howitzer program remains the Army's largest single research and development program; the company's share is approximately 25 percent.

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The U.S. Army plans to build more than 800 Crusader systems, a production program that could be worth as much as $13 billion.

     Other mature production programs in Combat Systems backlog include several major components of the Bradley combat vehicle and its derivatives; Hydra 70 Rocket; diesel engines; and a four-year program to upgrade Fox Nuclear, Biological and Chemical Reconnaissance System vehicles. In May 1998, the company received a $106 contract from the U.S. Army to begin initial production of the Wolverine Heavy Assault Bridge, a derivative of the Abrams M1 platform. The first vehicle is scheduled for delivery in August 1999, with full-rate production expected to begin in 2000.

     In October 1998, the company's Armament Systems operating unit formed a joint venture with Mason & Hanger Corporation that consolidated two of the U.S. Army's ammunition production facilities. Previously a consolidated subsidiary, the company's Milan Army Ammunition Plant is now part of the unconsolidated joint venture, American Ordnance LLC. This joint venture is expected to lower costs and improve overall profit margins on the ordnance production programs. The company's share of American Ordnance's pretax earnings are included with those of the Combat Systems segment's operating earnings from its date of formation. Annualized revenues for the company's previous Milan operations were approximately $75. The joint venture's backlog was approximately $150 at the end of 1998.

Results of Operations and Outlook



                                      Three-Month Period Ended
                                       April 4,       March 29,
                                        1999            1998
Net Sales                              $  290          $  335

Operating Earnings                         35              43

Operating Margin                        12.1%           12.8%

     Net sales decreased $45 and operating earnings decreased $8 during the three-month period due primarily to the completion of production on the Single Channel Ground and Airborne Radio System (SINCGARS) for the U.S. Army and to the results of the company's ammunition production facility. Previously a consolidated subsidiary, the company's Milan Army Ammunition Plant is now part of an unconsolidated joint venture, American Ordnance LLC.


                                              Year Ended December 31,
                                       1998            1997              1996
Net Sales                             $1,272          $1,387            $ 1,026

Operating Earnings                       166             179                140

Operating Margin                       13.1%           12.9%              13.6%

     Net sales decreased $115 in 1998 due primarily to the completion of production on the SINCGARS program and to the timing of land combat program deliveries. Operating earnings decreased $13 in 1998 due to the aforementioned declines in sales, partially offset by higher margins obtained from the SINCGARS program as production was completed.

     Net sales increased $361 and operating earnings increased $39 during 1997 due primarily to the acquisition of Defense Systems and Armament Systems from Lockheed Martin Corporation on January 1, 1997. For a discussion of the accounting for this transaction and related information, see Note C to the Supplemental Consolidated Financial Statements. Excluding the results of the acquisitions, net sales decreased five percent due primarily to decreased tank kit production resulting from delivery of the last 48 kits to Egypt as part of the co-production program in early 1997. This decrease was partially offset by increased activity on the AAAV program.

     Looking forward, the company continues to seek improvements in operating margins in the Combat Systems segment through efforts to reduce costs and pursuit of international sales, including foreign military sales of tanks to Egypt, Greece, Turkey and Saudi Arabia. While operating margins are subject to quarter-to-quarter variations, the company expects full-year 1999 operating margins to approximate those reported in 1998.

INFORMATION SYSTEMS AND TECHNOLOGY

     In the first quarter of 1999, management realigned the company's information technology resource businesses, resulting in a different composition of reportable segments. Data for all prior periods presented has been restated to give recognition to the 1999 composition of reportable segments.



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

Backlog



                                            Year Ended December 31,
                                    1998            1997         1996
Total Backlog                       $892            $938          N/A

Funded Backlog                       816             831          N/A

     Year-end 1998 backlog for this segment includes contracts at Advanced Technology Systems for continued sales of commercial undersea fiber optic products and sales involving light-wave based transmission systems to various government customers. Contracts at Computing Devices Canada include completion of the IRIS integrated communications system, sonar integration on the Swedish Hydra program, upgrading of AWACS display consoles and development of a landmine detection system. At General Dynamics Information Systems, backlog includes a contract to improve an advanced radar signal processor used in the Joint STARS airborne surveillance program. Backlog at Computing Devices Company in the United Kingdom includes a contract for production work on the Eurofighter program, a partnership program worth approximately $600 over the 20-year contract period.

Results of Operations and Outlook

     This recently formed segment is the result of a series of acquisitions of technology businesses that are intended to provide the company with broader and deeper capabilities in electronics, systems integration and information management; extend the company's presence geographically; and enable the company to share technology across business segments.



                                      Three-Month Period Ended
                                      April 4,       March 29,
                                        1999            1998
Net Sales                             $  233          $  218

Operating Earnings                        20              14

Operating Margin                        8.6%            6.4%

     Net sales increased $15 during the three-month period due primarily to increased volume for commercial undersea fiber-optic communications equipment. Operating earnings increased $6 during the three-month period as a result of higher margins obtained from cost reduction efforts employed during the initial years of acquisition of the segment's businesses.



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

                                         Year Ended December 31,
                                   1998            1997         1996

Net Sales                          $933            $185          N/A

Operating Earnings                   69              15          N/A

Operating Margin                   7.4%            8.1%          N/A

     Net sales increased $748 and operating earnings increased $54 in 1998 due to the acquisitions of four new businesses in late 1997: General Dynamics Information Systems, Computing Devices Canada, Ltd., Computing Devices Company Ltd. in the United Kingdom and Advanced Technology Systems. Defense Systems' missile guidance and naval fire control systems business became a part of this segment as a result of management's realignment of technology resources previously discussed. For a discussion of the accounting for these transactions and related information, see Note C to the Supplemental Consolidated Financial Statements.

     In 1998, the company completed two additional acquisitions. On August 3, the company acquired the stock of two related businesses to form Caldwell Cable Ventures, Inc., a provider of underwater fiberoptic and power cable installation. Caldwell Cable Ventures operates as a subsidiary of Advanced Technology Systems. On June 30, the company acquired the assets of Computer Systems & Communications Corporation, a systems integration and communications company serving the U.S. Department of Defense and other NATO countries. For a discussion of the accounting for these transactions and related information, see Note C to the Supplemental Consolidated Financial Statements.

     The operating results of these acquired businesses are included with those of the company from their respective closing dates.

     The company continues to seek improvements in operating margins in Information Systems and Technology through efforts to reduce costs. During the second half of 1998, the company initiated internal actions to consolidate the electronics manufacturing processes of the segment in Advanced Technology Systems' Greensboro, North Carolina, facility.

AEROSPACE

Backlog

                                      Year Ended December 31,
                             1998            1997              1996
Total Backlog               $3,302          $2,782             $3,104

     Year-end 1998 backlog includes 50 contracts for Gulfstream IV-SPs and 56 contracts for Gulfstream Vs, compared with 43 contracts for Gulfstream IV-SPs and 45 contracts for Gulfstream Vs at the end of 1997. Excluded from year-end 1998 backlog are 11 undelivered aircraft in the Middle East Shares contract valued at $300 and 18


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options valued at $700.

     During the third quarter of 1998, Gulfstream GATX Leasing Company executed agreements to purchase five Gulfstream Vs and one Gulfstream IV-SP, valued at approximately $210, with deliveries from 1999 through 2001. It also executed options to purchase three Gulfstream Vs and three Gulfstream IV-SPs, valued at approximately $200, with deliveries from 2001 through 2004.

     During the first quarter of 1998, the company signed a $335 contract for 12 Gulfstream IV-SPs to expand its Gulfstream Shares fractional ownership program to the Middle East region. The first green aircraft delivery for the Middle East Shares Program occurred during the third quarter of 1998. As noted above, the remaining 11 undelivered aircraft are not included in the company's backlog at year-end.

     As of December 31, 1998, the company had contracted to deliver to Executive Jet 44 Gulfstream IV-SPs and 12 Gulfstream Vs in connection with North American Gulfstream Shares program plus options for additional 12 Gulfstream Vs. Of these, 18 Gulfstream IV-SPs were in service, with the remaining 50 Gulfstream IV-SPs and Gulfstream Vs to be delivered through 2007.

Results of Operations and Outlook


                                        Three-Month Period Ended
                                         April 4,       March 29,
                                           1999            1998
Net Sales                               $  625          $  503

Operating Earnings                         99*             66*

Operating Margin                         17.3%*          15.1%*

* Operating earnings and margin exclude pre-owned aircraft transactions, which generally are sold at or near break-even.

     Net sales increased $122 and operating earnings increased $33 during the three-month period due primarily to the increase in new aircraft and completion deliveries in 1999. During the three-month period ended in 1999, the company delivered four more new aircraft and four more completions than delivered in the three-month period ended in 1998.


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


                                      Year Ended December 31,
                              1998            1997               1996
Net Sales                  $  2,428        $  1,904           $  1,064

Operating Earnings             362*            221*                52*

Operating Margin              16.5%*          13.1%*              5.7%*

* Operating earnings and margin exclude pre-owned aircraft transactions, which generally are sold at or near break-even.

     Generally, aircraft deliveries remain relatively smooth throughout the year. However, aircraft deliveries can vary significantly depending upon the timing of contract execution and final customer acceptance. Accordingly, Aerospace's revenues can vary significantly from quarter to quarter.

     Net sales increased $524 in 1998 due primarily to the increase in new aircraft deliveries to 61 in 1998 from 51 in 1997. The company's 1998 results of operations include revenues of K-C Aviation, Inc. from the date of acquisition, totaling $85, a portion of which resulted from the delivery of eight non-Gulfstream completions. Cost of sales of the acquired business includes a non-cash acquisition related charge of $7 for the fair value step-up related to the sale of inventories.

OTHER

Results of Operations and Outlook

     Net sales of $46 for the three-month period ended April 4, 1999 remain unchanged from the three-month period ended March 29, 1998. Operating earnings were flat for the three-month period ended April 4, 1999 as compared to $3 for the three-month period ended March 29, 1998.

                                         Year Ended December 31,
                                 1998            1997              1996
Net Sales                        $236            $242               $223

Operating Earnings                 34              26                (2)

     In 1997, Freeman United Coal Mining Company (Freeman) elected to withdraw from the Bituminous Coal Operators' Association (BCOA) and negotiate future contracts independently with the United Mine Workers of America union (UMWA). Freeman's labor contract as part of the BCOA expired on August 1, 1998. On September 11, 1998, the union workforce, representing approximately seventy percent of Freeman's total workforce, went on strike. On December 21, 1998, the strike ended and the company reached a new collective bargaining agreement with its UMWA represented employees.


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

The company believes the terms of the contract, which extend to February 2003, will provide it with cost savings.

     Despite the impact of the strike at Freeman, operating earnings increased $8 in 1998 due primarily to improved performance of the aggregates business as a result of improved shipments due to favorable weather conditions and reduction in cost, as well as cost reduction efforts at the coal mining operations.

     Operating earnings increased $28 in 1997 due primarily to the suspension of coal mining activity at an unprofitable location in early 1997.

ADDITIONAL FINANCIAL INFORMATION

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased during 1998 due primarily to business acquisitions. As a percentage of net sales, however, general and administrative expenses have remained consistent with 1997 and 1996 amounts.

     INTEREST (EXPENSE) INCOME, NET. Interest income was $23 in 1998, down from $51 in 1997 and $73 in 1996 due primarily to a decline in the average cash balance resulting from the use of $1.75 billion for business acquisitions during 1998 and 1997. Interest expense was $40 in 1998, up from $35 in 1997 and $22 in 1996 as a result of borrowings made in connection with the Computing Devices International acquisition at the end of 1997, partially offset by a decrease in average borrowings on Gulfstream's credit facilities.

     OTHER INCOME, NET. Other income varies from period to period based on the timing of transactions such as the sales of investments and miscellaneous assets.

     PROVISION FOR INCOME TAXES. During the first quarter of 1999, the company and the U.S. Internal Revenue Service settled refund claims for research and experimentation tax credits for the years 1981 through 1989 for approximately $334 (including before-tax interest). The company recognized a benefit of $165 (less amounts previously recorded in 1991 and 1992), or $.82 per diluted share, as a result of this settlement. In April 1999, the company received the $334 cash refund from the IRS related to this settlement. Tax on the interest totaling approximately $65 will be paid during 1999 with the company's regular quarterly tax payments. For further discussion of this and other tax matters, as well as a discussion of the net deferred tax asset, see Notes B and E to the Supplemental Consolidated Financial Statements.

     EARNINGS PER SHARE. On March 4, 1998, the company's board of directors authorized a two-for-one stock split effected in the form of a 100 percent stock dividend. Accordingly, earnings per share data has been restated to give retroactive recognition to the stock split in prior periods.

     YEAR 2000. The company has developed an internal Year 2000 compliance program (Y2K Project), which is focusing on three major areas of assessment, project planning and remediation with respect to Year 2000 issues (the inability of date-sensitive software and equipment to properly recognize dates beyond
1999): (1) information technology systems; (2) deliverable software (alone or as a component of another product); and (3) facilities and embedded processors. The company is working with its full-time information technology systems partner on the project. The assessment, project


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

planning and remediation phases of the Y2K Project are substantially complete. Validation testing occurs as systems are remediated and is expected to be finished in the latter half of 1999. The company generally develops its deliverable software to conform with customer specifications. The company has completed the review of most of its customer contracts and specifications to determine whether any Year 2000 issues exist. Remediation efforts have been undertaken where requested, required and/or funded by the customer. Management believes the company will complete the Y2K Project on schedule and that the costs to implement will not materially impact results of operations or financial condition, as most of these costs are expected to be allowable under the company's U.S. government contracts. The company believes its total Y2K Project costs will not exceed $44.

     The company has made inquiries of substantially all third parties with whom it has material business relationships to determine if they have Year 2000 issues. To date, the company has not been made aware of any Year 2000 issues with respect to these third parties that would be expected to materially and adversely affect the company. There can be no assurance, however, that these third parties have been or will be successful in identifying or addressing their Year 2000 issues.

     The implementation schedule, projected costs and beliefs regarding the company's Year 2000 issues detailed above are based on management's best estimates utilizing assumptions as to future events. There can be no assurance that these expectations will be realized. Based on the status of the Y2K Project and third-party surveys, however, the company does not believe there are any material risks to the company related to Year 2000 issues. The company believes its worst case Year 2000 scenario, if realized, would involve a brief slowdown or cessation of production at one or more business units which would not be expected to have a material adverse effect on financial condition or results of operations. The company engages in project reviews and internal audit activities designed to ensure Year 2000 readiness. The company is well into the development of business continuity plans for Year 2000 and expects to complete them during the third quarter of 1999.

     MARKET RISK. The company's investment securities carry fixed rates of interest over their respective maturity terms. The company does not use derivative instruments to alter the interest characteristics of these instruments. The aggregate fair value of the company's financial instruments approximates the carrying value at December 31, 1998.

     In connection with the long-term financing arrangement completed in September 1998, the company entered into an agreement to reduce the exposure to interest rate and foreign currency rate fluctuations. The company does not expect these transactions to have a material effect on the company's results of operations or financial condition.

     The company's foreign operations attempt to minimize the effects of currency risk by borrowing externally in the local currency and by hedging their limited purchases made in foreign currencies when practical. As a matter of policy, the company does not engage in currency speculation.

     With the acquisition of Computing Devices International, the company is exposed to the effect of foreign currency fluctuations on the U.S. dollar value of earnings of Computing Devices Canada and Computing Devices Company in the U.K. The company does not expect the impact of foreign currency fluctuations to be material to the company's results of operations or financial condition.

     NEW ACCOUNTING STANDARDS. Effective January 1, 1999, the company adopted the provisions of Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance to aid in the determination of when liabilities should be recognized for guaranty-fund and other insurance-related assessments, as well as requirements for the measurement of the liability and related recoverable asset. As these costs are recoverable under the company's contracts and existing backlog, the adoption of the SOP did not have a material impact on the company's results of operations or financial condition.

     Effective January 1, 1998, the company adopted the provisions of Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides authoritative guidance on accounting for the costs of computer software developed or obtained for internal use and provides authoritative guidance for determining whether computer software is for internal use. The adoption of the SOP did not have a material impact on the company's results of operations or financial condition.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 137 issued in June 1999 deferred the effective date of SFAS 133 by one year. As such, the company is now required to adopt the provisions of the standard during the first quarter of 2001. Because of the company's minimal use of derivatives, it does not expect that the adoption of the new standard will have a material impact on the results of operations or financial condition.

FINANCIAL CONDITION

     The company's liquidity and financial condition remained strong during 1998, enabling the company to acquire four additional businesses during the year for approximately $550. The company ended the year with $258 of cash and equivalents and marketable securities, a strong balance sheet and the capacity for additional long-term borrowings. A discussion of the company's financial condition in terms of its operating, investing and financing activities as defined in the Supplemental Consolidated Statement of Cash Flows follows.

     OPERATING ACTIVITIES--CONTINUING. The net cash provided by continuing operations is summarized by type as follows:

                                           Year Ended December 31
                                    1998            1997           1996
                                    -------------------------------------
Operations                          $ 622         $  707        $    763
Allocated federal income
    tax payments                     (114)          (120)           (127)
Other                                  38             62              22
                                    --------      ---------     ---------
Operating cash flows                  546            649             658
Decrease in marketable
    securities, net                    30             62             742
                                    -------        -------       --------
Net cash provided by
    continuing operations           $ 576         $  711        $  1,400
                                    ======         ======        =======


The four types of cash flows are described as follows:

     - Operations represent the pretax cash flows generated by the company's business segments. Aerospace's principal source of operational cash flow is provided from customer progress payments and initial deposits on new aircraft orders. Due to the deliveries of two maturing submarine programs during 1997, cash flows from operations exceeded operating earnings plus depreciation and amortization for each of the years ended December 31, 1997 and 1996. This trend is not expected to continue due to the production growth on several new programs, including the Virginia-class submarine and light armored vehicles. Even though the company anticipates investing in working capital during this production growth life cycle, the company still expects to generate funds from operations in excess of its short- and long-term liquidity needs.

     - For purposes of preparing the Supplemental Consolidated Statement of Cash Flows, federal income tax payments are allocated between continuing and discontinued operations based on the portion of taxable income attributed to each.

     - Other cash flows include items that are not directly attributable to a business segment, such as interest received from investments in excess of interest paid on debt.

     - In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the purchases, sales and maturities of marketable securities classified as trading are reflected as cash flows from operating activities. The decrease in each of the three years in the period ended December 31, 1998, was due to the company altering its investment portfolio to include more available-for-sale securities, which are included in investing activities.

     OPERATING ACTIVITIES--DISCONTINUED. Cash flows from discontinued operations improved during 1998 due primarily to decreased payments for disposition-related liabilities. For discussion of the A-12 program litigation, see Note Q to the Supplemental Consolidated Financial Statements.

     INVESTING ACTIVITIES. On July 30, 1999, the company acquired Gulfstream through a merger of a subsidiary of the company into Gulfstream. As a result, the holders of Gulfstream common stock became entitled to receive one share of the company's common stock for each Gulfstream share. The common stock of Gulfstream was traded on the New York Stock Exchange through the close of business on July 30, 1999, at which time there were 72,165,645 shares of Gulfstream common stock outstanding. An additional 4.1 million shares have been reserved for issuance upon the exercise of stock options which, prior to the merger, had been options to purchase Gulfstream common stock. Gulfstream is a leading designer, developer, manufacturer and marketer of advanced business jet aircraft. The acquisition was accounted for as a pooling of interests, and accordingly, all data for periods prior to the combination have been restated to include the accounts and results of operations of Gulfstream.

     On June 21, 1999, the company entered into a definitive agreement to acquire GTE Government Systems Corporation, a subsidiary of GTE Corporation, for $1.05 billion in cash. GTE Government Systems Corporation is a leader in the advancement of command, control, communications and intelligence systems; electronic defense systems; communication switching; and information systems for defense, government and industry in the United States and abroad. GTE Government Systems Corporation will become part of the Information Systems and Technology segment. The acquisition will be accounted for under the purchase method of accounting and is expected to close at the end of August 1999. The company will finance the purchase consideration through its commercial paper program. On
July 27, 1999, the company began issuing commercial paper in anticipation of the acquisition. As of August 10, 1999, the company had issued approximately $250 at an average yield of 5.22% with an average term of 40 days and had approximately $325 invested in cash equivalents at an average yield of 5.2%.

     As previously discussed, General Dynamics acquired three businesses in 1998 and six businesses in 1997. The company liquidated substantially all of its available-for-sale investment portfolio in order to acquire these businesses. On May 3, 1999, the company paid from available funds the remaining fixed purchase consideration of $51 in cash for the acquisition of NASSCO. Gulfstream acquired one business in 1998 for approximately $250. The purchase was funded primarily from available funds and a portion from Gulfstream's revolving credit facility. For further discussion of each acquisition, see Note C to the Supplemental Consolidated Financial Statements.

     The company began construction on a project to modernize facilities and improve productivity at its Bath Iron Works shipyard in late 1998. The company anticipates investing a total of approximately $200 through 2000, with approximately $120 expected to be expended during 1999.

     Following the sale in 1993 and 1994 of the company's operations located in southern California, the company retained certain properties. These properties have been segregated on the Supplemental Consolidated Balance Sheet as real estate held for development. Development work began in 1994 on certain of these properties in order to maximize the value the company receives from their sale. In 1998, the company completed the sale of a 232-acre site in the Kearny Mesa section of San Diego for approximately $80 in cash, and in 1997 received $23 in cash from the sale of certain other assets related to these properties.

      FINANCING ACTIVITIES. Immediately following consummation of the acquisition of Gulfstream, the company repaid from its available funds approximately $270 of Gulfstream's debt instruments. In connection therewith, the company will record in the third quarter of 1999 a one-time non-cash charge of approximately $7 for the unamortized debt costs associated with these instruments. The company will also record in the third quarter a charge to earnings of approximately $33 for direct acquisition transaction costs, consisting of investment banking, legal, bank fees, accounting, printing, and regulatory filing fees.

     On June 23, 1999, the company's board of directors formally rescinded management's authority to repurchase shares of the company's common stock on the open market. During 1998, 1997 and 1996, the company repurchased approximately 600,000, 1.8 million and 780,000 shares, respectively, of its stock on the open market for a total of $28, $60 and $23, respectively. As of December 31, 1998, the company had repurchased approximately 4.3 million shares.

     On June 25, 1999, Gulfstream's board of directors formally rescinded management's authority to repurchase shares of its common stock on the open market. During the first quarter of 1999, Gulfstream repurchased 960,000 shares of its stock on the open market for a total of $45. During 1998, Gulfstream repurchased approximately 5.5 million shares for a total of $199.

     In connection with the company's acquisition of Computing Devices International on December 31, 1997, the company borrowed in Canadian dollars the U.S. equivalent of $220. The company repaid $70 of this note during 1998 and refinanced the balance in September 1998 under a 10-year arrangement.

     The company exercised its option to call for the early redemption of all of its outstanding 9.95 percent Debentures on April 1, 1998, for a total of approximately $40.

     On March 3, 1999, the company's board of directors declared an increased regular quarterly dividend of $.24 per share. The company had previously increased the quarterly dividend to $.22 per share in March 1998 and to $.205 per share in March 1996.

     The company has available a $1 billion committed line of credit expiring in May 2002 and an available $400 committed line of credit expiring in December 2002. These credit facilities contain minimum net worth requirements.